EXHIBIT 10.4

NANO-X IMAGING LTD.
(the "Company")
2019 EQUITY INCENTIVE PLAN
US Sub-Plan

This US Sub-Plan, as amended from time to time, shall be known as the "US Sub-Plan to the Nano-X Imaging Ltd. 2019 Equity Incentive Plan" (the "US Sub-Plan"). This US Sub-Plan is effective as of the date that the Plan becomes effective (the "Effective Date"), subject to the timely approval of the Company's shareholders as set forth in Section 6.1 of the US Sub-Plan. The provisions specified hereunder apply only to Participants who are subject to U.S. federal income tax. The purpose of this US Sub-Plan is to establish certain rules and limitations applicable to Awards that may be granted or issued under the Plan from time to time, in compliance with applicable U.S. tax, securities and other applicable laws currently in force. Except as otherwise provided by this US Sub-Plan, all grants made pursuant to this US Sub-Plan shall be governed by the terms of the Plan. This US Sub-Plan is applicable only to grants made after the Effective Date.

1.	Definitions.

Capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Plan. Notwithstanding anything to the contrary in the Plan, the following definitions will apply to grants made pursuant to the Plan and this US Sub-Plan:

"Code" means the U.S. Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

"Disability" means, with respect to Incentive Stock Options, a "permanent and total disability" within the meaning of Section 22(e)(3) of the Code.

"Fair Market Value" shall have the meaning set forth in the Plan; provided that, notwithstanding any provision in the Plan to the contrary, (a) with respect to Non-Qualified Stock Options, Fair Market Value shall be determined in a manner that satisfies the applicable requirements of Section 409A of the Code, and (b) with respect to Incentive Stock Options, Fair Market Value shall be determined in a manner that satisfies the applicable requirements of Section 422 of the Code, and subject to Section 422(c)(7) of the Code.

"Family Member" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the employee's household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the employee) control the management of assets, and any other entity in which these persons (or the employee) own more than 50% of the voting interests.

"Incentive Stock Option" means any Award awarded to an eligible Participant under the Plan and this US Sub-Plan intended to be, and designated in the Award Letter as, an "incentive stock option" within the meaning of Section 422 of the Code.

"Non-Qualified Stock Option" means any Award awarded under this Plan that is not an Incentive Stock Option.

"Parent" means any parent corporation of the Company within the meaning of Section 424(e) of the Code.

"Performance Award" means an Award made subject to the attainment of performance goals (as described in Section 5) over a performance period of at least one year.

"Subsidiary" means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

"Ten Percent Shareholder" means a person owning stock possessing more than 10% of the total combined voting power of all classes of shares of the Company, its Subsidiaries or its Parent.

2.	Shares Reserved under US Sub-Plan for Incentive Stock Options.

The maximum aggregate number of Shares that may be issued pursuant to Incentive Stock Options is 8,041,936 Shares, and such reserve of Shares for grants of Incentive Stock Options shall not be increased without the approval of the shareholders of the Company as required pursuant to Section 421 et seq. of the Code. The number of Shares stated in this Section 2 shall be subject to adjustment as provided in Section 4 of the Plan (to the extent such adjustments are in accordance with Sections 409A and 424 of the Code, unless otherwise determined by the Board in its discretion). To the extent that an Incentive Stock Option terminates, expires, or lapses for any reason, any Shares subject to the Awards shall again be available for the grant of an Incentive Stock Option pursuant to the Plan and this US Sub-Plan. Additionally, any Shares tendered or withheld to satisfy the exercise price or tax withholding obligation pursuant to any Incentive Stock shall again be available for the grant of an Incentive Stock Option pursuant to the Plan and this US Sub-Plan. Notwithstanding the provisions of this Section 2, no Shares may again be granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

3.	Grants of Awards.

All employees and Consultants are eligible to be granted Non-Qualified Stock Options under this US Sub-Plan, and only employees of the Company, a Subsidiary or a Parent are eligible to be granted Incentive Stock Options under this US Sub-Plan, if so employed on the grant date of such Incentive Stock Option. Eligibility for the grant of an Award and actual participation in this US Sub-Plan and the Plan shall be determined by the Board in its sole discretion. Notwithstanding anything in this Section 3 to the contrary, Consultants who (a) are not natural persons, (b) do not provide bona fide services to the Company, a Subsidiary or a Parent, or (c) provide services in connection with the offer or sale of securities in a capital raising transaction shall not be eligible to be granted Awards under this US Sub-Plan.

4.	Special Terms for Incentive Stock Options.

4.1
Disqualification. To the extent that any Award does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Award or the portion thereof that does not qualify shall constitute a separate Non-Qualified Stock Option.

4.2
Exercise Price. The exercise price per Share subject to an Incentive Stock Option shall be determined by the Board at the time of grant of such Incentive Stock Option; provided that the per share exercise price of an Award shall not be less than 100% of the Fair Market Value of the Share at the time of grant of such Incentive Stock Option; and provided, further, that if an Incentive Stock Option is granted to a Ten Percent Shareholder, the exercise price per Share shall be no less than 110% of the Fair Market Value of the Share at the time of the grant of such Incentive Stock Option.

4.3
Award Term. The term of each Incentive Stock Option shall be fixed by the Board; provided, however, that no Incentive Stock Option shall be exercisable more than 10 years after the date such Incentive Stock Option is granted; and provided, further, that the term of an Incentive Stock Option granted to a Ten Percent Shareholder shall not exceed five years.

4.4
Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined as of the time of grant) of Shares with respect to which Incentive Stock Options are exercisable for the first time by an employee during any calendar year under this Plan and/or any other stock option plan of the Company, any Subsidiary or any Parent exceeds $100,000, such Incentive Stock Options shall be treated as Non-Qualified Stock Options. In addition, if an employee does not remain employed by the Company, any Subsidiary or any Parent at all times from the time an Incentive Stock Option is granted until three months prior to the date of exercise thereof (or such other period as required by Section 422 of the Code), such Incentive Stock Option shall be treated as a Non-Qualified Stock Option.

4.5
Effect of Termination. Notwithstanding anything to the contrary in the Plan or this US Sub-Plan, and in the absence of a provision specifying otherwise in the relevant Award Letter, then with respect to Incentive Stock Options, the following provisions must be met in order for the Award to qualify as an Incentive Stock Option under the Code:

(a)
in the event that the Participant ceases to be an employee of the Company or any Subsidiary or Parent for any reason other than the Participant's death or Disability, the Vested Awards must be exercised within 3 months from the Participant's Termination Date;

(b)
in the event that the Participant's employment with the Company, a Subsidiary or Parent terminates as a result of the Participant's death or Disability, the Vested Award must be exercised within 12 months following the Participant's Termination Date.

For the avoidance of doubt, the provisions of Sections 9 and 10 of the Plan shall remain in full force and effect and apply to Awards granted as Incentive Stock Options. The restrictions set forth above represent special additional limitations that apply to qualify as Incentive Stock Options under the provisions of the Code. To avoid doubt, a Participant may choose to exercise Awards in accordance with the terms of Sections 9 and 10 of the Plan and the relevant Award Letter, and not in compliance with the provisions of the Code relating to "incentive stock options". In that case such Award will not qualify as an Incentive Stock Option and will be treated as a Non-Qualified Stock Option.

4.6
Notice of Disposition. The Participant shall give the Company prompt notice of any disposition of Shares acquired by exercise of an Incentive Stock Option within (i) two years from the date of grant of such Incentive Stock Option or (ii) one year after the transfer of such Shares to the Participant.

4.7	Right to Exercise. During a Participant's lifetime, an Incentive Stock Option may be exercised only by the Participant.

5.	Terms And Conditions Of Performance Awards

5.1
Performance Conditions. The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Board. The Board may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, including but not limited to the Business Criteria listed below in Section 5.3.

5.2
Performance Goals Generally. The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Board consistent with this Section 5.2.  The Board may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition for the grant, exercise and/or settlement of such Performance Awards. Performance goals may, in the discretion of the Board, be established on a Company-wide basis, or with respect to one or more business units, divisions, subsidiaries or business segments, as applicable. Performance goals may be absolute or relative (to the performance of one or more comparable companies or indices). Measurement of performance goals may exclude (in the discretion of the Board) the impact of charges for restructuring, discontinued operations, extraordinary items, and other unusual non-recurring items, and the cumulative effects of tax or accounting changes (each as defined by generally accepted accounting principles and as identified in the Company's financial statements or other SEC filings). Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

5.3
Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or specified subsidiaries or business units of the Company (except with respect to the total stockholder return and earnings per share criteria), may be used by the Board in establishing performance goals for such Performance Awards: (i) cash flow; (ii) earnings per share, as adjusted for any stock split, stock dividend or other recapitalization; (iii) earnings measures; (iv) return on equity; (v) total shareholder return; (vi) share price performance, as adjusted for any stock split, stock dividend or other recapitalization; (vii) return on capital; (viii) revenue; (ix) income; (x) profit margin; (xi) return on operating revenue; (xii) brand recognition/acceptance; (xiii) customer satisfaction; (xiv) productivity; (xv) expense targets; (xvi) market share; (xvii) cost control measures; (xviii) balance sheet metrics; (xix) strategic initiatives; (xx) implementation, completion or attainment of measurable objectives with respect to recruitment or retention of personnel or employee satisfaction; or (xxi) any other business criteria established by the Board; provided, however, that such business criteria shall include any derivations of business criteria listed above (e.g., income shall include pre-tax income, net income, operating income, etc.).

5.4
Settlement of Performance Awards; Other Terms. Settlement of Performance Awards shall be in cash, Shares, other Awards or other property, in the discretion of the Board. The Board may, in its discretion make adjustments, including to reduce the amount of a settlement otherwise to be made, in connection with such Performance Awards.

6.	Shareholder Approval; Amendment of US Sub-Plan and Individual Awards.

6.1
Shareholder Approval. The Plan and this US Sub-Plan shall be submitted to the Company's shareholders for approval within twelve (12) months after the Effective Date. If the shareholders fail to approve this US Sub-Plan within such period, then any grants, or exercises that have already occurred under this US Sub-Plan will be rescinded and no additional grants or exercises of Awards granted hereunder will thereafter be made under this US Sub-Plan.

6.2	Amendment.

(a)
This US Sub-Plan may be amended or terminated in accordance with Section 5.1 of the Plan; provided, however, that no amendment may be made without the approval of the shareholders of the Company entitled to vote in accordance with applicable law if such amendment would: (i) increase the aggregate number of Shares that may be issued under this US Sub-Plan as Incentive Stock Options; (ii) change the classification of individuals eligible to receive Incentive Stock Options under this US Sub-Plan; (iii) decrease the minimum exercise price of any Award below the amounts specified herein; (iv) extend the term of the Plan under Section 9 of the Plan; or (v) require shareholder approval in order for the US Sub-Plan to continue to comply with Section 422 of the Code to the extent applicable to Incentive Stock Options or otherwise require shareholder approval to comply with applicable law.

(b)
Notwithstanding any other provisions of the Plan or this US Sub-Plan to the contrary, (i) the Board may amend this US Sub-Plan or any Award granted hereunder without the consent of the Participant if the Board determines that such amendment is required or advisable for the Company, the Plan, this US Sub-Plan or any Award to satisfy, comply with or meet the requirements of any law, regulation, rule or accounting standard, and (ii) neither the Company nor the Board shall take any action pursuant to Section 5 of this US Sub-Plan or Section 5 of the Plan, or otherwise, that would cause an Award that is otherwise exempt under Section 409A of the Code to become subject to Section 409A of the Code, or that would cause an Award that is subject to Section 409A of the Code to fail to satisfy the requirements of Section 409A of the Code.

7.	Limits on Transfer.

No Award shall be assigned, transferred or otherwise disposed of by a Participant otherwise than by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Board may determine, in its sole discretion, at the time of grant or thereafter that an Award (other than an Incentive Stock Option) granted under this US Sub-Plan that is otherwise not transferable pursuant to this Section 7 and/or the transfer limitations as set forth in the Plan is transferable to a Family Member in whole or in part and in such circumstances, and under such conditions, as specified by the Board. An Award that is transferred to a Family Member pursuant to the preceding sentence (a) may not be subsequently transferred otherwise than by will or by the laws of descent and distribution and (b) remains subject to the terms of the Plan, the US Sub-Plan and the applicable Award Letter. Any Shares acquired upon the exercise of an Award by a permissible transferee of an Award or a permissible transferee pursuant to a transfer after the exercise of, or issuance of Shares under, an Award shall be subject to the terms of the Plan, the US Sub-Plan and the applicable Award Letter.

8.	Deferred Compensation.

To the extent that the Board determines that any Award granted under the Plan and this US Sub-Plan is subject to Section 409A of the Code, the Award Letter evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan, this US Sub-Plan and the Award Letters shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan or this US Sub-Plan to the contrary, in the event that following the Effective Date the Board determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Board may adopt such amendments to the Plan or the US Sub-Plan and the applicable Award Letter or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance. No provision of the Plan or the US Sub-Plan shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A of the Code from a Participant or any other individual to the Company or any of its affiliates, employees or agents.

9.	Section 25102(o) of the California Corporations Code.

The Plan is intended to comply with Section 25102(o) of the California Corporations Code. In that regard, to the extent required by Section 25102(o), (i) the terms of any Options or Other Share-based Awards (to the extent applicable), to the extent vested and exercisable upon a Participant's Termination of Engagement, shall include any minimum exercise periods following Termination of Engagement specified by Section 25102(o), and (ii) any repurchase right of the Company with respect to Shares issued under the Plan shall include a minimum 90-day notice requirement. Any provision of the Plan that is inconsistent with Section 25102(o) shall, without further act or amendment by the Company, be reformed to comply with the requirements of Section 25102(o).

10.	Rule 16b-3.

Should the Company no longer qualify as a "foreign private issuer" as defined in Rule 405 of Regulation C under the U.S. Securities Act of 1933 and Rule 3b-4 under the U.S. Securities Exchange Act of 1934 (the "Exchange Act"), then during any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intent of the Company that Awards and the exercise of Options granted hereunder will qualify for the exemption provided by Rule 16b-3 under the Securities Exchange Act. To the extent that any provision of the Plan or action by the Board or Committee does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Committee, and shall not affect the validity of the Plan. In the event that Rule 16b-3 is revised or replaced, the Committee may modify the Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.

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